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                                                                                                    Exhibit 12.1
                                                         The Stanley Works
                                         Computation of Ratio of Earnings to Fixed Charges
                                                      (in millions of dollars)

The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For this ratio, earnings include net income before income taxes and fixed charges, net of capitalized interest. Fixed charges include gross interest expense, whether expensed or capitalized.

                                                       Twelve Months Ended                       Three Months Ended
                                      ------------------------------------------------------    ---------------------
                                      Jan 3,     Dec 28,     Dec 29,     Dec 30,     Jan 1,      Apr 3,      Mar 29,
                                        2004        2002        2001        2000       2000        2004         2003
                                      -------    --------    --------    --------   --------    --------     --------
Net income from continuing
operations before taxes               $133.0      $248.8      $219.7      $283.2     $229.0      $ 84.8       $ 27.3


Add:        Interest expense            34.2        28.4        31.9        34.3       32.9         8.7          8.9
            Portion of rents
              representative
              of interest factor         6.1        12.1        12.5        15.4       14.2         2.0          1.9

            Amortization of
              expense on long-term
              debt                         -         0.1         0.4         0.2        0.2           -            -

            Amortization of
              capitalized interest         -           -           -         0.1        0.2           -            -


Deduct:     Capitalized interest           -           -        (0.1)          -          -           -            -
                                      -------    --------    --------    --------   --------    --------    ---------
Income as adjusted                    $173.3      $289.4      $264.4      $333.2     $276.5      $ 95.5       $ 38.1
                                      =======    ========    ========    ========   ========    ========    =========

Fixed charges:
            Interest expense           $34.2       $28.4       $31.9       $34.3      $32.9       $ 8.7        $ 8.9
            Portion of rents
              representative
              of interest factor         6.1        12.1        12.5        15.4       14.2         2.0          1.9

            Amortization of
              expense on long-term
              debt                         -         0.1         0.4         0.2        0.2           -            -

            Capitalized interest           -           -         0.1           -          -           -            -

                                      -------    --------    --------    --------   --------    --------    ---------
Fixed Charges                          $40.3       $40.6       $44.9       $49.9      $47.3     $  10.7       $ 10.8
                                      =======    ========    ========    ========   ========    ========    =========

Ratio of earnings to fixed charges      4.30        7.13        5.89        6.68       5.85        8.93         3.53
                                      =======    ========    ========    ========   ========    ========    =========
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